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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 15
        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 1-6271


                               AVEMCO CORPORATION
           (Exact name of Registrant as specified in its charter)

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                                411 AVIATION WAY
                           FREDERICK, MARYLAND 21701
                                 (301) 694-5700

                       (Address, including zip code, and
                     telephone number, including area code,
                of Registrant's principal executive offices)

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                          COMMON STOCK $.10 PAR VALUE

                       (Title of each class of securities
                             covered by this Form)

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                                      N/A

                 (Titles of all other classes of securities
                      for which a duty to file reports
                    under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [x]             Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: ONE
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Avemco Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 17, 1997                  By:  /s/ Frank J. Bramanti
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                                               Frank J. Bramanti
                                               Vice President